Exhibit 99.1

MEDEQUITIES REALTY TRUST REPORTS FIRST QUARTER 2018 RESULTS

NASHVILLE, Tenn., May 10, 2018 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended March 31, 2018 and other recent developments.

Highlights – First Quarter and Year to Date

•

Reported results attributable to common stockholders for the first quarter of 2018 of net income of $0.16 per diluted share, Funds from Operations (“FFO”) of $0.29 per diluted share and Adjusted FFO (“AFFO”) of $0.30 per diluted share.

•

Invested or committed to invest $29.4 million (up to $73 million if Company purchase options are exercised) in an inpatient psychiatric hospital, an inpatient rehabilitation hospital and a mezzanine loan on an existing skilled nursing/assisted living facility as well as additional fundings on existing investments.

•	Increased 2018 per share guidance for net income attributable to common stockholders of $0.64 to $0.66 and reaffirmed 2018 per share guidance for FFO of $1.17 to $1.21 and AFFO of $1.18 to $1.22.
•	Declared a regular cash dividend of $0.21 per share for the first quarter of 2018.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “We continued our investment activities at a measured pace while working closely with certain operators to improve their overall profitability and performance. Our investment pipeline is focused on the acute care, behavioral health, post-acute and integrated medical facilities. We have seen strong demand of late from operators in these sectors for mortgage investments that can ultimately be converted into future ownership of the facilities on attractive terms for us, and we will continue to actively pursue the opportunities that present the best use of our capital.”

Financial Results for the First Quarter of 2018

Net income attributable to common stockholders for the quarter ended March 31, 2018 was $5.2 million, or $0.16 per diluted common share, compared with $4.5 million, or $0.14 per diluted common share, for the same period in 2017. Consolidated total revenues for the quarter ended March 31, 2018 were $16.7 million, compared with $14.3 million for the same period in 2017. Total revenues for the quarter ended March 31, 2018 increased approximately $2.4 million as a result of the Company’s real estate investment activities during and subsequent to the three months ended March 31, 2017 and increases in rents under existing leases.

FFO for the quarter ended March 31, 2018 was $9.3 million, or $0.29 per diluted common share, compared with $8.1 million, or $0.26 per diluted common share, for the same period in 2017. The $1.2 million increase is primarily the result of higher total revenues of $2.4 million, partially offset by an increase in interest expense of $1.0 million and general and administrative expenses of approximately $0.2 million.

AFFO for the quarter ended March 31, 2018 increased to $9.3 million, or $0.30 per diluted common share, compared with $8.6 million, or $0.27 per diluted share, for the same period in 2017, primarily from an increase in total revenues, excluding the effects of straight-line rent, of $2.0 million, partially offset by higher in cash interest expense of $1.1 million.

Investment Activity

As of March 31, 2018, the Company had gross real estate investments totaling approximately $605.6 million, which was comprised of $563.8 million in 32 healthcare facilities and $41.8 million in six mortgage notes receivable collateralized by existing healthcare facilities and redevelopment of healthcare facilities. In addition to these mortgage notes receivable, the Company had approximately $23.3 million of funding commitments and construction mortgage notes as of March 31, 2018 that have yet to be disbursed.

The significant transactions in the first quarter of 2018 are as follows:

•

On January 8, 2018, the Company agreed to provide a loan of up to $19.0 million at an annual interest rate of 10.0% to Haven Behavioral Healthcare, an operator of inpatient psychiatric hospitals in five states, for a three-year term to fund the purchase and conversion of an existing long-term acute care hospital to a 72-bed, 60,029-square-foot inpatient psychiatric hospital in Boise, Idaho. The loan, of which $7.9 million was outstanding at March 31, 2018, is secured by a first mortgage on the property. Upon completion, the Company has the exclusive right to purchase the facility for a purchase price equal to the outstanding loan balance in a sale-leaseback transaction with a 15-year triple-net lease at an initial lease rate of 9.3%.

•

On January 31, 2018, the Company provided a mezzanine loan of $5.4 million at an annual cash interest rate of 8.5% to Cobalt Medical Development to partially fund the construction of a 42-bed, 57,275-square-foot inpatient rehabilitation hospital to be operated by Cobalt Rehabilitation Hospitals in Clarksville, Indiana, a suburb of Louisville, Kentucky. The three-year loan was fully funded at closing and has an annual accrued interest rate of 9.5%, which has a claw-back feature that would equate to a 15.0% annual interest rate from the inception of the loan should the Company elect not to exercise its option to purchase the new facility upon completion for approximately $26.0 million pursuant to a 20-year triple-net lease at an initial lease rate of 9.0%.

•

On March 29, 2018, the Company originated a $5.0 million mortgage note receivable with a subsidiary real estate entity of GruenePointe Holdings, LLC, which is secured by a second lien on a skilled nursing and assisted living facility (Adora Midtown Park) and a first lien on an additional parcel of land in Dallas, Texas. The loan has a two-year term and accrues interest at an annual interest rate of 10.0% that is payable on the maturity date of March 29, 2020. The Company has an existing purchase option on Adora Midtown Park for a gross purchase price not to exceed approximately $28.0 million, plus an earnout based on the facility’s earnings before interest, taxes, depreciation, amortization and rent expense (“EBITDAR”) during the three years following the closing date of the acquisition.

Quarterly Distributions to Common Stockholders

On May 8, 2018, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the first quarter of 2018, or an annualized rate of $0.84 per share. The dividend will be paid on June 5, 2018 to stockholders of record as of May 22, 2018.

Guidance for 2018

For the year ending December 31, 2018, the Company updated its guidance for net income attributable to common stockholders to $0.64 to $0.66 per diluted common share and reaffirmed guidance for FFO of $1.17 to $1.21 per diluted common share and AFFO of $1.18 to $1.22 per diluted common share.  While the FFO and AFFO guidance ranges did not change, guidance for net income attributable to common stockholders and certain other reconciling items changed based on the amount and nature of known investment activities to date.

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2018 Range
	Low	High
Net income attributable to common stockholders	$0.64	$0.66
Add: Real estate depreciation & amortization, net of noncontrolling interest	0.53	0.55
FFO attributable to common stockholders	1.17	1.21
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.04	0.04
Straight-line rental income, net of noncontrolling interest	(0.16)	(0.16)
Other adjustments (1)	0.02	0.02
AFFO attributable to common stockholders	$1.18	$1.22

______________________________

(1) Includes adjustments for non-real estate depreciation and straight-line rent expense.

The Company’s guidance for net income attributable to common stockholders, FFO and AFFO for 2018 is based on the following assumptions:

•	Total investment volume of $45 million to $125 million ($45 million of which reflects transactions that have already been announced and are expected to be funded during 2018)
•	Initial cash yields on additional investments, in excess of the $45 million of previously announced transactions, of 8.0% to 9.0%
•	Cash general and administrative expenses of approximately $9.0 million
•	Interest expense of approximately $11.6 million to $13.4 million, including approximately $1.2 million to $1.3 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.7 million

Portfolio Update

The Company’s stabilized, single-tenanted portfolio and its skilled nursing facility (“SNF”) portfolio continued to perform as expected for the twelve months ended December 31, 2017 (the most recent reporting period for which information is available for the Company’s operators). Overall, and as presented in the Company’s Supplemental Data, the portfolio operations experienced a stabilization in SNF facility rent coverage, an improvement in hospital rent coverage and a decline in both stabilized, single-tenanted and SNF portfolio occupancy when compared with the twelve months ended September 30, 2017.

For the reporting period ended December 31, 2017, the results of the tenant (the “Texas Ten Tenant”) for the Company’s ten skilled nursing facilities in Texas were consistent with the Company’s expectations that coverage results would continue to decline throughout 2017, after which no further substantial decreases are expected. The Texas Ten Tenant reported that the rent and fixed charge coverage ratios were 0.73x and 0.66x, respectively, for the reporting period ended December 31, 2017. Rent coverage on an EBITDARM basis (which adds back to EBITDAR the management fees that are contractually subordinated to rent payments) for the same reporting period was 1.00x. While the Texas Ten Tenant has continued to make payments of monthly base rent, the Company expects the Texas Ten Tenant to remain out of compliance with its coverage covenants throughout 2018.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through May 17, 2018 by dialing (412) 317-0088 and entering the replay access code, 10119109.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2018 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future, the ability of the Texas Ten Tenant to improve its operating results and return to compliance with financial covenants under its master lease and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), and other documents filed by the Company with the SEC from time to time. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 IR@medequities.com

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31, 2018	December 31, 2017
Assets	(unaudited)
Real estate properties
Land	$43,181	$43,180
Building and improvements	505,699	505,623
Intangible lease assets	11,387	11,387
Furniture, fixtures, and equipment	3,538	3,538
Less accumulated depreciation and amortization	(46,286)	(41,984)
Total real estate properties, net	517,519	521,744

Mortgage notes receivable, net	41,513	18,557
Cash and cash equivalents	5,917	12,640
Other assets, net	32,729	28,662
Total Assets	$597,678	$581,603

Liabilities and Equity
Liabilities
Debt, net	$232,065	$215,523
Accounts payable and accrued liabilities	6,204	6,605
Deferred revenue	1,587	2,722
Total liabilities	239,856	224,850

Commitments and contingencies
Equity
Common stock, $0.01 par value. Authorized 400,000 shares; 31,887 and 31,836 issued and outstanding at March 31, 2018 and December 31, 2017, respectively	314	314
Additional paid in capital	376,702	375,690
Dividends declared	(74,525)	(67,691)
Retained earnings	49,365	44,196
Accumulated other comprehensive income	3,034	1,247
Total MedEquities Realty Trust, Inc. stockholders' equity	354,890	353,756
Noncontrolling interest	2,932	2,997
Total equity	357,822	356,753
Total Liabilities and Equity	$597,678	$581,603

MedEquities Realty Trust, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
	(unaudited)	(unaudited)
Revenues
Rental income	$15,929	$13,839
Interest on mortgage notes receivable	787	433
Interest on notes receivable	-	10
Total revenues	16,716	14,282
Expenses
Depreciation and amortization	4,194	3,618
Property related	322	352
Acquisition related	108	66
Franchise, excise and other taxes	71	86
General and administrative	3,316	3,171
Total operating expenses	8,011	7,293
Operating income	8,705	6,989

Other income (expense)
Interest and other income	7	1
Interest expense	(2,558)	(1,515)
	(2,551)	(1,514)

Net income	$6,154	$5,475
Less: Net income attributable to noncontrolling interest	(985)	(944)
Net income attributable to common stockholders	$5,169	$4,531

Net income attributable to common stockholders per share
Basic and diluted	$0.16	$0.14

Weighted average shares outstanding
Basic	31,550	31,415
Diluted	31,610	31,415

Dividends declared per common share	$0.21	$0.21

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of depreciation and amortization. We compute FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, non-real estate-related depreciation and amortization (including amortization of lease incentives, tenant allowances, and leasing costs), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties.  To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight-line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2018	2017
Net income attributable to common stockholders	$5,169	$4,531
Real estate depreciation and amortization, net of noncontrolling interest	4,112	3,536
FFO attributable to common stockholders	9,281	8,067
Stock-based compensation expense	1,056	956
Deferred financing costs amortization	258	322
Non-real estate depreciation and amortization	133	152
Straight-line rent expense	38	40
Straight-line rent revenue, net of noncontrolling interest	(1,429)	(969)
AFFO attributable to common stockholders	$9,337	$8,568

Weighted average shares outstanding- earnings per share
Basic	31,550	31,415
Diluted	31,610	31,415

Net income attributable to common stockholders per share
Basic and diluted	$0.16	$0.14

Weighted average common shares outstanding- FFO and AFFO
Basic	31,550	31,415
Diluted	31,610	31,566

FFO per common share
Basic and diluted	$0.29	$0.26

AFFO per common share
Basic and diluted	$0.30	$0.27